ANNALY CAPITAL MANAGEMENT, INC.
ARTICLES SUPPLEMENTARY
Annaly Capital Management, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST:  Pursuant to the terms of the Articles Supplementary classifying and designating the terms of the Corporation’s 6.750% Series I Fixed-to-Floating Rate Cumulative Redeemable
Preferred Stock, $0.01 par value per share (the “Series I Preferred Stock”), the Board of
Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, redeemed
17,700,000 issued and outstanding shares of the Corporation’s Series I Preferred Stock, that, upon redemption, shall be reclassified into authorized but unissued shares of the Corporation’s preferred stock, $0.01 par value per share (the “Reclassified Preferred Stock”). Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors,
by duly adopted resolutions, reclassified and designated the Reclassified Preferred Stock as shares of undesignated common stock, par value $0.01 per share (the “Common Stock”), of the
Corporation.
SECOND:  The Common Stock classified as set forth above shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of shares of Common Stock as set forth in the Charter.
THIRD:  The foregoing shares of Reclassified Preferred Stock have been reclassified and designated by the Board of Directors under the authority contained in the Charter.
FOURTH:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.  The total number of authorized shares of capital stock of the Corporation will not change as a result of these Articles Supplementary.
FIFTH:  Upon the filing of these Articles Supplementary, the total number of shares of capital stock which the Corporation has authority to issue is 1,531,750,000, consisting of
1,474,450,000 shares of Common Stock, 28,800,000 shares of 6.95% Series F Fixed-to-Floating
Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, 17,000,000 shares of
6.50% Series G Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, and 11,500,000 shares of 8.8750% Series J Fixed-Rated Cumulative Redeemable
Preferred Stock, $0.01 par value per share.  The aggregate par value of all shares of stock having par value is $15,317,500.
SIXTH:  The undersigned officer of the Corporation acknowledges these Articles
Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
- Signature Page Follows -
IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer and Co-Chief Investment
Officer and attested to by its Chief Legal Officer, General Counsel and Secretary on this 2nd day of October, 2026.

ATTEST:		ANNALY CAPITAL MANAGEMENT, INC.

By:	/s/ Audrey K. Susanin	By:	/s/ David L. Finkelstein
Name:	Audrey K. Susanin	Name:	David L. Finkelstein
Title:	Chief Legal Officer, General Counsel and Secretary	Title:	Chief Executive Officer and Co-Chief Investment Officer
Signature Page – Articles Supplementary (Reclassification of Series I Preferred Stock)